Exhibit 99.1

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. STOCKHOLDERS APPROVE TRANSACTION WITH LONE STAR

Transaction Expected to Close Promptly

Berwyn, Pennsylvania – June 6, 2014 – DFC Global Corp. (NASDAQ: DLLR) (“DFC Global” or “the Company”), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced that, at the Company’s special meeting of stockholders held today, a majority of the outstanding shares of DFC Global common stock voted to approve the acquisition of DFC Global by an affiliate of Lone Star Funds (“Lone Star”). The transaction is expected to close promptly.

“We are pleased with the outcome of today’s special meeting, and I want to thank DFC Global stockholders for their support,” said Jeff Weiss, DFC Global’s Chairman and Chief Executive Officer. “The Board firmly believes that this transaction, which is the culmination of a thorough process, is in the best interests of all stockholders. We look forward to completing the transaction with Lone Star expeditiously and expect a smooth transition to private ownership.”

Houlihan Lokey Capital, Inc. is acting as financial advisor to DFC Global in connection with the transaction. Pepper Hamilton LLP is acting as DFC Global’s legal advisor. Jefferies LLC is acting as lead financial advisor to Lone Star Funds and Credit Suisse Securities (USA), LLC is acting as financial advisor. Jefferies Finance LLC and Credit Suisse AG are providing debt financing commitments for the acquisition. Gibson, Dunn & Crutcher LLP is acting as legal counsel to Lone Star Funds.

Upon completion of the proposed transaction, DFC Global stockholders will receive $9.50 per share in cash for each share of DFC Global common stock owned.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short-term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with the Company rather than with banks or other financial institutions due to the range and convenience of services that it offers, the multiple ways in which they may conduct business with the Company and its high-quality customer service. The Company’s products and services, principally its unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs. In addition to these core offerings, the Company strives to offer its customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

About Lone Star Funds

Lone Star is a global private equity firm that invests in real estate, equity, credit, and other financial assets. Since the establishment of its first fund in 1995, Lone Star has organized twelve private equity funds with aggregate capital commitments totaling over $45 billion. The Funds are advised by Lone Star Global Acquisitions, Ltd. (LSGA), an investment adviser registered with the U.S. Securities and Exchange Commission. LSGA and its global subsidiaries advise the Funds from offices in North America, Western Europe and East Asia.

Forward-Looking Statements

This news release contains forward-looking statements, including, among other things, statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates and fluctuations in the price of gold on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the Company’s ability to maintain relationships with customers and employees following the announcement of the transaction, the ability of third parties to fulfill their commitments relating to the transaction, including providing financing, the ability of the parties to satisfy the closing conditions, and the risk that the transaction may not be completed in the anticipated time frame or at all; the regulatory environments of the jurisdictions in which we do business, including reviews of our operations principally by the CFPB in the United States and the Financial Conduct Authority in the United Kingdom, and other changes in laws affecting how we do business and the regulatory bodies which govern us; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services, or changes to our existing products and services, on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various U.S. Federal or state, U.K., or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2013, as amended in its Form 10-Q for the quarter ended December 31, 2013 and in its Form 10-Q for the quarter ended March 31, 2014. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contacts

DFC Global Corp.

ICR

Investor Relations

Garrett Edson: (484) 320-5800

Media

Phil Denning: (646) 277-1200

Lone Star Funds

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Joseph Sala: (212) 355-4449